Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

KOLPIN OUTDOORS, INC. (“BUYER”),

CYCLE COUNTRY ACCESSORIES CORP. AND

CYCLE COUNTRY ACCESSORIES CORPORATION

(collectively “SELLER”)

Dated as of August 26, 2011

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 26th day of  August, 2011, by and among Kolpin Outdoors, Inc., a Wisconsin corporation, or an entity to be formed by it (the “Buyer”), Cycle Country Accessories Corp., a Nevada corporation (“Cycle Country-Nevada”), and Cycle Country Accessories Corporation, an Iowa corporation (“Cycle Country-Iowa”).  Cycle Country-Nevada and Cycle Country-Iowa are collectively referred to herein as the “Seller”.

RECITALS

WHEREAS, Seller, through Cycle Country-Iowa, is engaged in the business of designing, manufacturing and selling  aftermarket accessories for all-terrain vehicles (“ATV’s”) and utility vehicles (“UTV’s”) under the “Cycle Country” brand (the “Product Line”);

WHEREAS, Cycle Country-Iowa is a wholly-owned subsidiary of Cycle Country-Nevada;

WHEREAS, Buyer desires to acquire certain assets relating to the Product Line from Seller, and Seller desires that Buyer purchase such assets from Seller; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to the willingness of Buyer to enter into this Agreement, Seller and Buyer have entered into an agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which Robert Davis and Paul DeShaw have agreed to vote their shares of Seller’s common stock in favor of the Transaction (as defined below).

AGREEMENT:

NOW, THEREFORE, in consideration of the representations, warranties, premises and covenants contained in this Agreement and for other good and valuable consideration, the parties agree as follows:

ARTICLE I
DEFINITIONS

“Accounts Receivable” shall mean the notes receivable, rights to payment and accounts receivable of the Product Line business as of the date of determination therefor.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquisition Proposal” means any proposal or offer from any Person or group other than Buyer relating to (1) any direct or indirect acquisition, sale or other disposition, in a single transaction or a series of transactions, of (A) more than 10% of the fair market value of the assets of Seller, taken as a whole (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise), or (B) over 10% of any class of equity securities of Seller or more than 10% of the aggregate outstanding voting securities of Seller; or (2) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving Seller or its subsidiaries.

“Action” means any legal action, claim, suit, litigation, legal, administrative or arbitral proceeding, labor dispute, governmental audit or formal investigation, criminal prosecution or unfair labor practice charge or complaint.

“Affiliate” with respect to any Person, means any Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of such Person.

“Applicable Law” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty.

“Assumed Contracts” has the meaning set forth in Section 2.1.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale, Assignment and Assumption Agreement” has the meaning specified in Section 7.1.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Cap” has the meaning set forth in Section 9.2.

“Closing” has the meaning set forth in Section 3.5.

“Closing Date” has the meaning set forth in Section 3.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” has the meaning set forth in Section 3.5.

“Court Order” means any judgment, award, decision, consent decree, injunction, ruling, writ or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under Applicable Law.

“CPA Firm” has the meaning set forth in Section 3.5.

“Deductible” has the meaning set forth in Section 9.2.

“Disclosure Schedules” means the schedules disclosing exceptions to the representations and warranties made by Seller in Article IV.

“Domain Names” mean www.cyclecountry.com, www.atvgear.com, and weekend-warrior.com.

“Encumbrance” means any interest, claim, lien, pledge, option, charge, security interest, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Exchange Act” has the meaning set forth in Section 4.20.

“FCF Guaranty” has the meaning set forth in Section 7.2.

“Finally Resolved” means that the amount due Buyer or Seller, as the case may be, has been finally determined under the provisions of Section 9.4, by agreement of the parties or by a decision of the arbitrator or court of competent jurisdiction.

“Financial Statements” has the meaning set forth in Section 4.4.

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 9.2.

“Indemnitee” has the meaning set forth in Section 9.2.

“Information Statement” has the meaning set forth in Section 4.20.

“Intellectual Property” means all patents, inventions and shop rights, if any, know-how, product specifications, drawings, improvements, trade secrets and confidential information; registered and unregistered trademarks, service marks, logos, corporate name, trade names, trade dress and all other trademark rights; all registered and unregistered copyrights and all copyrightable works; all other similar interests relating to the operation of the Product Line; and all registrations for, and applications for registration of, and all licenses relating to, any of the foregoing.

“Inventory” means all finished goods inventory of the Product Line products in Seller’s possession and in transit to Seller, excluding the Liquidation Inventory as of the date of determination therefor.

“Inventory Report” has the meaning set forth in Section 3.4.

“Knowledge” has the following meaning:  An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, or should have been reasonably known to such individual, after reasonable investigation.  Seller will be deemed to have “Knowledge” of a particular fact or other matter if any officer of Seller, or any of its Affiliates, has, or at any time had, Knowledge of such fact or other matter.

“Lease” has the meaning set forth in Section 7.1.

“Liability” means without limitation any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured or unmatured, known or unknown, including any liability for Taxes.

“Liquidation Inventory” has the meaning set forth in Section 2.2(f).

“Loss” or “Losses” has the meaning set forth in Section 9.2.

“Manufacturing Agreement” has the meaning set forth in Section 7.1.

“Material Adverse Effect” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Product Line business, taken as a whole, or on the ability of Seller to consummate timely the transactions contemplated hereby.

 “Net Sales” has the meaning set forth in Section 3.6.

“Ordinary Course of Business” or “ordinary course” or any similar phrase means the ordinary course of the Product Line business consistent with past practice and custom (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 10.1.

“Permits” has the meaning set forth in Section 4.13.

“Person” means a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, organization, trust, government or governmental authority, agency or instrumentality, or other entity, and any group of any of the foregoing acting in concert.

“Product Line” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 3.1.

“Representatives” has the meaning set forth in Section 6.6.

“Required Consents” has the meaning set forth in Section 7.1.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“SEC” has the meaning set forth in Section 4.20.

“Seller Indemnitees” has the meaning set forth in Section 9.2.

“Setoff Agreement” has the meaning set forth in Section 7.1.

“Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.6 that (i) relates to all of the outstanding capital stock or all or substantially all of the assets of the Product Line, (ii) is on terms that Seller’s Board of Directors determines in its good faith judgment (after receiving the advice of such advisors as it deems necessary and after taking into account all the terms and conditions of the Acquisition Proposal) is reasonably expected to result in terms and conditions more favorable to Seller’s stockholders (in their capacities as stockholders) than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Buyer in response thereto), (iii) which Seller’s Board of Directors determines in its good faith judgment after receiving the advice of its outside counsel and a financial advisor is reasonably capable of being consummated by the Outside Date, taking into account all legal and regulatory aspects of the proposal, (iv) which is no more conditional than as set forth in this Agreement, and (v) made by a person which is financially capable of consummating the transaction.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any Liability therefor as a transferee (including without limitation under Internal Revenue Code Section 6901 or any similar provision of applicable law), as a result of Treasury Regulation §1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

“Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax.

“Top 10 Customer” has the meaning set forth in Section 4.15.

“Transaction Documents” means this Agreement and all documents, instruments or agreements executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement, including those identified in Sections 7.1 and 7.2.

“Transactions” means the purchase of the Acquired Assets and the other transactions contemplated by the Transaction Documents.

“Voting Agreement” has the meaning set forth in the Recitals.

“Warehousing Agreement” has the meaning set forth in Section 7.1.

ARTICLE II
TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                               Sale and Purchase of Assets.  Subject to the terms and conditions stated in this Agreement, on the Closing Date, Seller shall convey, transfer and deliver to Buyer and Buyer shall purchase and acquire from Seller all of Seller’s right, title and interest in and to all of the operating assets and properties of Seller, tangible and intangible, of every kind and description owned by Seller in connection with the Product Line, wherever located, free and clear of all Encumbrances other than the Seller Retained Security Interest (the “Acquired Assets”), including, without limitation, the following:

(a)                                  Tangible Personal Property.  The tooling and fixtures used in the manufacture  of the products of Product Line as listed on Schedule 2.1(a).

(b)                                 Customer Lists.  All customer lists, price lists, correspondence, recorded knowledge, customer files, credit information, account histories, sales literature and promotional materials, advertising, all sales data, surveys and other historical and current information relating to the sales and services used in or relating to the Product Line.

(c)                                  Inventories.  All Inventory as of the Closing Date, and all related supplies, marketing and sales materials, advertising materials and other items of a similar character used in the operation of the Product Line.

(d)                                 Contracts.  The contracts, agreements, commitments, licenses and understandings listed on Schedule 2.1(d) (the “Assumed Contracts”) and any right to receive payment for products sold or services rendered pursuant thereto to the extent that that products were sold or the services were provided on and after the Closing Date and to assert claims and take other action in respect of breaches, defaults or other violations or otherwise (excluding any right to receive payment for products or services sold pursuant thereto to the extent that that products were sold or the services were provided prior to the Closing Date), including, without limitation, the right to assert claims for product liability and for breach of warranty against any supplier of the Product Line; provided, however, that if the assignment of any such Assumed Contract requires the consent of the other parties thereto, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment will constitute a breach thereof, but Seller and Buyer shall use all commercially reasonable efforts to obtain the written consent of the other parties to such assignment; and failing such consent, Seller will continue to execute any such Assumed Contract upon the direction of and for the risk and benefit of Buyer and Buyer will indemnify, defend and hold Seller harmless from any Losses, as defined in Article IX hereof, arising out of or related to Buyer’s payment or performance of obligations arising under such Assumed Contract after the Closing, except to the extent the failure to perform is caused by Seller if Seller had the ability to perform.

(e)                                  Names and Numbers.  All rights to the name “Cycle Country Accessories Corp.,” or any derivatives thereof, the Domain Names and related website graphics, and all toll-free and other telephone numbers used in connection with the Product Line.

(f)                                    Intellectual Property.  All Intellectual Property related to the Product Line.

(g)                                 Files and Records.  All files, invoices, customer lists, records pertaining to customers (present, past and potential) and accounts, all supplier lists, all records pertaining to suppliers, books of account, files and ledgers, and other records relating to the Product Line, except for Seller’s corporate record books and Tax records and except for records relating exclusively to the Excluded Assets or the Retained Liabilities.

(h)                                 Permits.  All Permits to the extent transferable by law.

(i)                                     Computer Programs and Software.  All computer programs owned by Seller and all licenses, to the extent transferable, to operate computer programs or computer software and any computer hardware, to the extent such programs, software or hardware are necessary to operate any of the Acquired Assets or provide access to historical records of the Product Line business.

(j)                                     Prepaid Expenses.  All prepaid expenses relating to the Product Line as listed on Schedule 2.1(j).

(k)                                  Goodwill.  All goodwill relating to the Product Line.

2.2                               Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Acquired Assets and retained by Seller:

(a)                                  Cash, Cash Equivalents and Marketable Securities.  All cash, cash equivalents and marketable securities on hand or on deposit with any financial institution.

(b)                                 Equipment.  Except for those assets listed on Schedule 2.1(a), all machinery, equipment, furniture, land and buildings used by Seller to manufacture products of the Product Line.

(c)                                  Prepaid Expenses.  All prepaid Taxes and other expenses not included on Schedule 2.1(j).

(d)                                 Real Property.  All rights, incidents and interests in real estate and improvements owned by Seller.

(e)                                  Assets Not Related to the Product.  All assets of Seller of the kinds described in Section 2.1 which are not used in the Product Line, including, without limitation, those assets shown on Schedule 2.2(e).

(f)                                    Liquidation Inventory.  All inventory of the Seller which is listed on Schedule 2.2(f) (the “Liquidation Inventory”).

(g)                                 Computer Programs and Software.  All computer programs owned by Seller and all licenses to operate computer programs or computer software to the extent such programs or software are not necessary to operate any of the Acquired Assets or provide access to historical records of the Product Line business.

(h)                                 Intangibles.  All capital stock or other equity interests owned in other corporations, partnerships or joint ventures, and all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Excluded Assets or Retained Liabilities.

(i)                                     Accounts Receivable.  All Accounts Receivable.

2.3                               Assumed Liabilities.  Buyer shall assume at the Closing, and discharge when due and payable, liabilities of the Product Line business identified below (the “Assumed Liabilities”):

(a)                                  all Liabilities of the Product Line business which arise out of operation of the Product Line business by Buyer after the Closing Date (other than the Retained Liabilities);

(b)                                 all obligations related to rebates, discounts or marketing programs offered by Seller prior to the Closing Date and redeemed by customers after the Closing Date; provided that Buyer shall be entitled to setoff against payments due under Section 3.2(b) - (d) the amount of such obligations paid or honored by Buyer pursuant to the Setoff Agreement;

(c)                                  all obligations under warranty claims of the Product Line business occurring or arising out of products sold by Seller prior to the Closing Date not to exceed $100,000 during the twelve (12) month period following the Closing Date; provided that Buyer shall be entitled to setoff against payments due under Section 3.2 (b) - (d) the amount of $50,000 pursuant to the Setoff Agreement as its sole and complete remedy against Seller for such warranty claims; and

(d)                                 all obligations of Seller under the Assumed Contracts, the payment or performance of which arises after the Closing Date.

If the assumption of any Assumed Liabilities by Buyer under this Section 2.3 requires the consent of any third party, Seller and Buyer shall use all commercially reasonable efforts to obtain the written consent of such third parties to the assumption; failing such consent, Seller will continue to perform any such Assumed Liability upon the direction of and for the benefit of Buyer and Buyer will indemnify, defend and hold Seller harmless against any claim or Loss arising out of or related to such Assumed Liabilities for matters relating to the performance of such Assumed Liabilities after the Closing, except to the extent the failure to perform is caused by Seller if Seller had the ability to perform.

2.4                               Retained Liabilities.  Buyer shall not assume and shall have no liability for any Liability of the Product Line business or any other Liability of Seller except for the liabilities assumed pursuant to Section 2.3.  Specifically, without limitation, Buyer shall not assume any Liability of the Product Line business which arises out of operation of the Product Line business prior to the Closing Date, including, without limitation, the following Liabilities (the “Retained Liabilities”):

(a)                                  any Liability under any employee benefit plan or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, profit-sharing plans, health care plans or other benefits of any kind of Seller’s employees or former employees;

(b)                                 all product liability claims occurring or arising out of products manufactured or sold by Seller prior to the Closing Date;

(c)                                  all obligations under warranty claims of the Product Line business occurring or arising out of products sold by Seller prior to the Closing Date in excess of $100,000 during the twelve (12) month period following the Closing Date;

(d)                                 any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Applicable Law, or environmental matter for the period of time prior to the Closing Date;

(e)                                  any Liability of Seller for Taxes incurred, accrued or otherwise arising during any tax period ending on or prior to the Closing Date, whether directly or pursuant to any contract or agreement between any Seller and a third party;

(f)                                    any obligation of Seller to indemnify any Person by reason of the fact that such person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, member, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses (including attorneys’ fees), or otherwise, and whether such indemnification is pursuant to any statute, charter document, by-law, agreement, or otherwise);

(g)                                 any Liability of Seller for costs and expenses (including Taxes and legal costs and expenses and fees and commissions payable to investment bankers and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby;

(h)                                 any Liability under any employment agreements, benefit arrangements and severance plans to Seller’s employees or former employees; and

(i)                                     any Liability for trade accounts payable, accrued expenses or debt obligations of Seller related to the Product Line or otherwise.

ARTICLE III
PURCHASE PRICE AND PAYMENT; CLOSING

3.1                               Purchase Price.  The aggregate purchase price for the Acquired Assets shall be the sum of $9,700,000, (i) plus or minus the adjustment amount as provided in Section 3.3, and (ii) minus the adjustment as provided in Section 3.6 (the “Purchase Price”).

3.2                         Payment.  The Purchase Price shall be paid as follows:

(a)                                  $3,200,000 in cash at closing (the “Closing Cash Consideration”);

(b)                                 $333,333, subject to offset pursuant to the Setoff Agreement, on the date that is thirty (30) days following the Closing Date;

(c)                                  $333,333, subject to offset pursuant to the Setoff Agreement, on January 1, 2012;

(d)                                 $333,334, subject to offset pursuant to the Setoff Agreement, on Apri1 1, 2012; and

(e)                                  the Contingent Payments shall be paid as provided in Section 3.6.

3.3                         Purchase Price Adjustment.  The Purchase Price shall be adjusted up or down, dollar for dollar, to the extent that the value of the Inventory as of the Closing Date is greater or less than $1,000,000, the value of the Inventory shown on Schedule 3.3 attached hereto.

3.4                         Estimated Inventory Value  On or before the Closing Date, Seller shall submit to Buyer an Inventory report listing the Inventory being transferred to Buyer and the value for such Inventory, calculated in the manner used to value the Inventory shown in Schedule 3.3 (the “Inventory Report”).  The Inventory Report shall be subject to the approval of Buyer.  Buyer may object to the inclusion of any Inventory which is not Inventory of the Product Line, or which is not valued in accordance with Section 3.3.  All such objections must be in writing setting forth in reasonable specificity the reason for the objection.  If Buyer fails to object to the Inventory Report within three (3) days of receipt thereof, such Inventory Report shall be deemed accepted.  If there is an objection and Seller disputes such objection, the estimated Inventory Value shall be deemed to be the estimated value established by the Seller, but Buyer’s objection shall be reserved and Buyer may object to the final valuation in accordance with Section 3.5 below.  At the Closing, the Closing Cash Consideration shall be adjusted up or down, dollar for dollar, to the extent that the value of the Inventory as shown on the approved Inventory Report is greater or less than $1,000,000, the value of the Inventory shown on Schedule 3.3.

3.5                         Final Determination of Purchase Price.  The final Purchase Price shall be calculated and paid in the manner set forth in this Section 3.5 upon completion of the Inventory count.  At Buyer’s option, Seller shall ship all Inventory, as Buyer’s sole cost and expense, to Buyer’s warehouse in Fox Lake, Wisconsin or continue to hold the Inventory in accordance with the terms and conditions of the Warehousing Agreement.  Buyer shall have thirty (30) days to count the Inventory, and shall advise Seller of any discrepancy in the physical count of the Inventory shipped to Buyer or any dispute as to the valuation of the Inventory as shown on the Inventory Report, setting forth in reasonable specificity the reason for the objection (each an “Objection,” or collectively, the “Objections”).  Thereafter, Buyer and Seller shall endeavor in good faith, for a period not to exceed twenty one (21) days from the date of delivery of such notice, to resolve the Objections.  If Buyer fails to submit a written Objection within forty-five (45) days following the Closing, the value of the Inventory as set forth in such Inventory Report shall be deemed final and binding.

If at the end of the 21-day period there are any unresolved Objections, Seller and Buyer shall submit the calculation and resolution of such unresolved Objections to Baker Tilly Virchow Krause, LLP or another independent public accounting firm of recognized national standing that they agree upon in writing.  If Buyer and Seller have not agreed on an independent public accounting firm by the end of the 21-day period referred to above, such firm shall be selected by lot from those independent public accounting firms of recognized national standing in the United States that are willing to act (the independent public accounting firm selected pursuant to the foregoing procedures, the “CPA Firm”).  The CPA Firm shall be instructed to resolve the Objections and such resolution shall be (i) set forth in writing and signed by the CPA Firm, (ii) delivered to Buyer and Seller as soon as practicable after the Objections are submitted to the CPA Firm but not later than the 30th day after such submission, (iii) made in accordance with this Agreement, and (iv) conclusive and binding on the Parties on the date of delivery of such resolution.  The CPA Firm shall only be authorized on any one issue to decide in favor of and choose the position of either of the Parties or to decide upon a compromise position between the ranges presented by the Parties to the CPA Firm.  The CPA Firm shall base its decision solely upon the presentations of the Parties to the CPA Firm at a hearing held before the CPA Firm and upon any materials made available by either Party and not upon independent review.  If the foregoing procedure does not result in the selection of an CPA Firm or if the CPA Firm does not or is unwilling to resolve all of the Objections on or before the expiration of 30 days from the date of submission of the Objections, either Party shall be entitled to institute a lawsuit before a court of competent jurisdiction.  The fees, costs and expenses of the CPA Firm shall be shared equally by Seller and Buyer.  Seller and Buyer shall each be solely responsible for the fees and disbursements of their respective attorneys, accountants and advisors

To the extent that any item is taken into account in adjusting the Purchase Price downward in accordance with Section 3.1, it shall not form the basis for a claim for breach of any representation or warranty under this Agreement to the extent of such adjustment.

To the extent that (a) the estimated value of the Inventory determined under Section 3.4, is less than (b) the value of the Inventory as finally determined under this Section 3.5, the difference shall be paid by Buyer to Seller within ten (10) days after such final determination.  To the extent that (x) the estimated value of the Inventory determined under Section 3.4, is more than (y) the value of the Inventory as finally determined under this Section 3.5, then at Buyer’s option, the difference shall be paid by Seller to Buyer within ten (10) days after such final determination, or the difference shall be deducted by Buyer from payments due from Buyer to Seller pursuant to Section 3.2, or from outstanding payments due from Buyer to Seller, if any, pursuant to Section 3.6.

3.6                               Contingent Payments.  As additional consideration for the Acquired Assets, Buyer will pay to Seller an amount equal to a percentage of the Net Sales (as defined below) in excess of the lower end of the applicable Net Sales Targets but less than the higher end of the applicable Net Sales Target, in accordance with the following schedule (collectively, the “Contingent Payments”):

Period	Net Sales Target	Percent of Net Sales
June 1, 2011 – May 31, 2012	$8,000,000 – $10,000,000	50%

June 1, 2012 – May 31, 2013	$8,000,000 – $10,000,000 $10,000,000 – $15,000,000	50% 25%

June 1, 2013 – May 31, 2014	$8,000,000 – $10,000,000 $10,000,000 – $15,000,000	50% 25%

The Contingent Payments shall be payable for each month within thirty (30) days following the end of each month of an applicable Period after the lower end of the Net Sales Target for the applicable Period is reached.  For the avoidance of doubt, Seller shall not be entitled to any

Contingent Payments for Net Sales in excess of the higher end of the Net Sales Target for an applicable Period.  Each such payment shall be accompanied by a report setting forth the Net Sales for such applicable Period, and Buyer’s computation of the Contingent Payments due.  Buyer shall keep true and accurate records regarding the basis for determining Net Sales and such record shall be made available to Seller upon ten (10) days prior notice, for inspection and copying by Seller and its duly authorized agents and representatives for purposes of verifying Buyer’s compliance with the provisions of this Section 3.6.  Such records shall be maintained by Buyer for a period of three (3) years following the end of the payment of the Contingent Payments.  For purposes of this Section 3.6, the term “Net Sales” shall mean receipts from sales of all “Eligible Products” (as defined below) for which payments have been actually received minus discounts, allowances, write-offs, returns, sales taxes, freight charges and the like all determined in a manner consistent with past practice of Buyer prior to Closing.  For purposes of this Agreement, “Eligible Products” shall mean snow plows for ATV’s and UTV’s and products, accessories and components related thereto, excluding the products, accessories and components described on Schedule 3.6 hereto.  Notwithstanding the foregoing to the contrary, Net Sales of Eligible Products by Seller between June 1, 2011 and the Closing Date shall be credited to Net Sales for the applicable Period and calculation of the Contingent Payments for such Period.  The obligation to pay Contingent Payments runs with the Acquired Assets and the Product Line, so any third party that may acquire any part of the Acquired Assets or the Product Line shall be responsible for timely paying the Contingent Payments to Seller.  In the event of a Catastrophic Breach, subject to any applicable cure period, if any, under the Manufacturing Agreement prior to January 31, 2012, Seller shall immediately forfeit and shall have no further right to receive any Contingent Payments.  The parties acknowledge that the aggregate maximum amount of Contingent Payments that Seller may be entitled to receive hereunder is $5,500,000 (assuming that the higher end of the Net Sales Target is achieved during each period).  To the extent that the Net Sales Targets are not achieved, the Purchase Price shall be deemed to be automatically reduced, dollar for dollar, by an amount equal to the difference between the maximum amount of the Contingent Payment that Seller would have received if the Net Sales Targets were fully achieved during the applicable period and the Contingent Payment actually received by Seller based on actual Net Sales during such period.

3.7                               Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets in accordance with Section 1060 of the Code as set on Schedule 3.7.  Buyer and Seller shall make all required submissions to Tax Authorities on a basis consistent with such allocation, including the reports required to be filed under Section 1060 of the Code.  Seller and Buyer shall not take any position for Tax purposes (whether in audits, Tax returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.  In the event an adjustment to the Purchase Price (or any items constituting consideration for Tax purposes and including any adjustment thereto) is made pursuant to this Agreement, the parties shall make appropriate adjustments to the allocation to reflect such adjustments.

3.8                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, 5929 Baker Road, Suite 400, Minnetonka, MN 55345, beginning at 10:00 a.m. local time three (3) business days after the conditions in Article VII are satisfied, or such other location or date as the parties may mutually determine (the “Closing Date”).

3.9                               Deliveries at Closing.  At the Closing, (i) Seller will execute and deliver to Buyer the various certificates, instruments and documents referred to in Section 7.1 and such other items as may be reasonably requested by Buyer or its counsel; (ii) Buyer will deliver the Closing Cash Consideration in accordance with Section 3.2 and will execute and deliver to Seller the various certificates, instruments and documents referred to in Section 7.2 and such other items as may be reasonably requested by Seller and its counsel.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1                               Organization.  Cycle Country-Nevada is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Cycle Country-Iowa is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.  Seller has full corporate power to carry on the Product Line business as it is now being conducted, to own and operate the Acquired Assets, and to enter into and complete the transactions contemplated by the Transaction Documents to which it is a party.

4.2                               Authorization.  All corporate actions and proceedings necessary to be taken by or on the part of Seller to authorize and approve the transactions contemplated by the Transaction Documents to which it is a party and necessary to make the same effective have been duly and validly taken, and the execution, delivery and performance of the Transaction Documents to which it is a party have been duly and validly authorized, executed and delivered by Seller.  Each of the Transaction Documents to which Seller is a party constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with and subject to its terms.

4.3                               No Violation.  Except as set forth on Schedule 4.3, the execution, delivery and performance by Seller of the Transaction Documents do not and will not, with the giving of notice or the passage of time or both, constitute a violation of or conflict with, require the payment of any penalty under or result in any breach, acceleration, termination or adverse modification of or any default under, the terms, conditions or provisions of any judgment, law, regulation, license or decree to which Seller or the Acquired Assets are subject, or of Seller’s articles of incorporation or bylaws or of any agreement or instrument to which Seller is a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Acquired Assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court or governmental or regulatory authority is required to be obtained or made in connection with the execution and delivery of this Agreement and the agreements and instruments relating hereto by Seller or the consummation by Seller of the transactions contemplated hereby or thereby.

4.4                               Financial Statements; Undisclosed Liabilities.  Seller has previously delivered to Buyer the financial statements and information described on Schedule 4.4 (the “Financial Statements”).  Except as qualified on Schedule 4.4, the Financial Statements are true and complete, fairly present the financial condition and results of operations of the Seller and have been prepared in accordance with GAAP consistently applied.  Seller has no Liability (and, to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability), except for (i) Liabilities set forth on the Financial Statements and (ii) Liabilities which have arisen after the date of the most recent Financial Statements provided by Seller to Buyer in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Applicable Law, as otherwise has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

4.5                               Taxes.  Seller is taxed as a C corporation.  Except as set forth on Schedule 4.5, (a) Seller has accurately prepared and timely filed with each applicable Tax Authority all reports and returns of every kind for Taxes required to be filed by Seller, and has duly paid all such Taxes due to or claimed to be due by each such Tax Authority; (b) no Tax Authority is now asserting or, to the Knowledge of Seller, threatening to assert against Seller any deficiency or claim for additional Taxes; and (c) no state, local or foreign Tax Authority is currently claiming or investigating whether Seller is liable for Taxes in such taxing jurisdiction, except such jurisdiction where Seller has filed a return for such Taxes.

4.6                               Title to Property.  Except as set forth on Schedule 4.6, Seller holds good and marketable title to the Acquired Assets, free and clear of all Encumbrances.

4.7                               Condition and Sufficiency of Assets.  Except as set forth on Schedule 4.7, the Acquired Assets are (i) free from material defects, have been maintained in accordance with normal industry practice, and are in reasonably good operating condition and repair, subject to normal wear and tear, and (ii) together with the Manufacturing Agreement, are sufficient to conduct the Product Line business from and after the Closing without interruption and in a manner consistent with the conduct of the Product Line business prior to Closing.

4.8                               Inventory.  A complete and accurate list of the Inventory is set forth in the Inventory Report.  Except as set forth on Schedule 4.8, the Inventory of Seller was acquired in the ordinary course of its business and consists of items that are good and merchantable and of a quality and quantity usable and saleable in the ordinary course of its business; no such inventory is held by Seller under a consignment arrangement; and Seller has good and marketable title to each item of Inventory, free and clear of all Encumbrances.  The value of the Inventory set forth on Schedule 3.3 together with the inventory to be manufactured by Seller under the Manufacturing Agreement is sufficient and reasonable for the operation of the Product Line business, adjusted for any anticipated increased needs of the Product Line business going forward.

4.9                               Contracts.  Except for sales orders, purchase orders, invoices, confirmations, trade payables and similar arrangements entered into by Seller in the Ordinary Course of Business which individually do not exceed $50,000 and relate specifically to the Product Line, Schedule 4.9 lists, as of the date hereof, all of the following Contracts to which Seller is a party:

(a)                                  contracts pertaining to the borrowing of money;

(b)                                 contracts creating Encumbrances;

(c)                                  contracts creating a guarantee of payment or performance;

(d)                                 contracts relating to management, employment or consulting services;

(e)                                  contracts relating to capital expenditures in excess of $50,000;

(f)                                    contracts limiting the freedom of the Seller to engage in or compete with any business or granting any powers of attorney;

(g)                                 contracts for the acquisition or disposition of real property or any business or line of business or for any merger or consolidation;

(h)                                 joint venture or partnership contracts;

(i)                                     distribution, sales representative or confidentiality agreements;

(j)                                     leases of real and personal property;

(k)                                  contracts for the purchase of raw materials or supplies for, or the furnishing of services to, the Product Line business, (A) for which comparable goods or services are not readily available in the Ordinary Course of Business or (B) the quantities of which are in excess of the normal operating requirements of the Product Line business or (C) that exceed $50,000;

(l)                                     contracts that individually require after the date hereof the payment of $50,000 or more during any 12-month period; and

(m)                               contracts that are not in the Ordinary Course of Business.

Except where otherwise indicated on Schedule 4.9, each Contract is valid and binding, in full force and effect, and is freely and fully assignable to Buyer without penalty or other adverse consequences.  There has been no breach of any Contract by Seller or any other party thereto that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10                        Intellectual Property.  Schedule 4.10 sets forth a correct and complete list of all Intellectual Property owned by Seller, or used or necessary to the conduct of the Product Line business, all of which are valid and uncontested.  Except as set forth on Schedule 4.10, (i) no items of Intellectual Property are licensed to Seller, (ii) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has not received any notice with respect to, or has any Knowledge of, any infringement or alleged infringement or unlawful or improper use by Seller or any other Person of any Intellectual Property or other intangible property right used in connection with the Product Line business, and (iii) Seller owns or possesses the right to freely use all of the Intellectual Property, and Seller has the absolute right to use and assign the Intellectual Property without seeking the approval or consent of any other Person and without payments to any other

Person.  All current and former employees and contractors of Seller who contributed to the Intellectual Property in any way have executed enforceable agreements that assign to Seller all the respective rights, including Intellectual Property, to any inventions, improvements, discoveries or information relating to the Product Line.

4.11                        Litigation.  Schedule 4.11 sets forth each instance in which Seller (i) is subject to any outstanding Court Order, (ii) is a party to or, to the Knowledge of Seller, is threatened to be made a party to, any Action involving assets of the Product Line, or (iii) is aware of any facts which may give rise to such an Action.  There is no proceeding pending, that seeks to delay, limit or enjoin the Transactions.  Seller is not in default with respect to any Court Order, and there are no unsatisfied judgments against Seller or the Acquired Assets.

4.12                        Permits.  Seller holds and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required by it in connection with the conduct of the Product Line business and the ownership and operation of its assets under Applicable Law (the “Permits”).

4.13                        Employee Relations.  Except as set forth on Schedule 4.13, Seller is not a party to any collective bargaining agreement or contract with any other entity and (i) to Seller’s Knowledge, there are no threats of work stoppage or pending grievances or claims by any employees and (ii) to Seller’s Knowledge, there are no labor disputes or proceedings pending or threatened between Seller and any of its employees.

4.14                        Compliance with Laws.  Except as set forth on Schedule 4.14, Seller is not in violation of any Applicable Laws as they apply to the Product Line business, the Acquired Assets or the Assumed Liabilities, including, without limitation, any violation of any law pertaining to the environment, employment conditions, employee benefits or otherwise, nor is Seller aware of any facts which could result in a violation of any applicable Laws as they apply to the Product Line business.

4.15                        Customer List.  Schedule 4.15 sets forth a complete and accurate listing of the identity of Seller’s top ten (10) customers, determined by annual revenue received from such customer during the last twelve (12) months (the “Top 10 Customers”).

4.16                        Brokers.  Except as set forth on Schedule 4.16, there is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer.

4.17                        Products; Product Warranties.  No claims for product liability have been asserted against Seller in connection with products sold by the Product Line during the three (3) year period immediately preceding the date hereof and, to the Knowledge of Seller, no event has occurred which is likely to give rise to the assertion of any such claim having such effect on the Product Line.  All products of the Product Line sold by Seller (and the delivery thereof) during the three (3) year period immediately preceding the date hereof have been in conformity with all applicable contractual commitments and all expressed or implied warranties.  No warranty claims have been asserted against Seller for the repair or replacement of products sold by the

Product Line or other damages in connection with such sales or deliveries during the three (3) year period immediately preceding the date hereof, except for any such claims incurred in the ordinary course of business consistent in amount and character with past experience of Seller.  To the Knowledge of Seller, all product labeling is in conformance with all Applicable Laws.  Seller has delivered true and correct copies of the standard terms and conditions of sale and delivery of the Product Line (including all warranty provisions).  The plans and specifications for the products of the Product Line sold to Buyer are sufficient for Buyer to manufacture the products of the Product Line (assuming Buyer uses materials, parts and workmanship substantially similar to those used by Seller) substantially equivalent to the products manufactured by Seller.  The products of the Product Line have been manufactured by Seller in accordance with the plans and specifications sold to Buyer hereunder and conform with all express and implied representations and warranties made by Seller, including that the products are sufficient for their intended use as represented by Seller to its customers.

4.18                        Insurance.  Seller presently maintains liability insurance policies in such amounts, with such deductibles, and against such risks and losses (including product liability) as are reasonable for the Product Line and the Acquired Assets.  Each such insurance policy and bond is in full force and effect and Seller has not received notice of and are not otherwise aware of any cancellation or threat of cancellation of such insurance or bond.

4.19                        Affiliate Transactions.  No Affiliate of Seller is a party to any contract with Seller or has any interest in any right, property or asset used or required by Seller in the operation of the Product Line.

4.20                        Seller Information.  None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the information statement relating to Seller’s stockholders’ approval of the transactions contemplated by this agreement to be filed with the Securities and Exchange Commission (the “SEC”) by Seller in accordance with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Regulation 14C promulgated under the Exchange Act (as amended, supplemented or modified from time to time, the “Information Statement”), as required, will, at the time the Information Statement is first mailed to Seller’s stockholders, contain any untrue statement of a material fact or omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act.  Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference in the Information Statement based on or relying on information supplied by Buyer for inclusion or incorporation by reference therein.

4.21                        Warranties True and Correct.  No warranty or representation by Seller contained in this Agreement, the Exhibits and Schedules attached hereto, the agreements and instruments relating hereto or in any other writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

5.1                               Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.  Buyer has full corporate power to enter into and complete the transactions contemplated by the Transaction Documents.

5.2                               No Violation.  Neither the execution and delivery by Buyer of the Transactions Documents to which it is a party nor the consummation by Buyer of the transactions contemplated by the Transaction Documents will, with the giving of notice or the passage of time or both, constitute a violation of or conflict with or result in any breach, acceleration, termination or adverse modification of or default under, the terms, conditions or provisions of, any judgment, law or regulation to which Buyer is subject, or of Buyer’s articles of incorporation or bylaws, or of any agreement or instrument to which Buyer is a party or by which it is bound.

5.3                               Corporate Action.  All corporate actions and proceedings necessary to be taken by or on the part of Buyer in connection with the Transaction Documents and with the transactions contemplated by the Transaction Documents and necessary to make the same effective have been duly and validly taken, and the Transaction Documents to which it is a party have been duly and validly authorized, executed and delivered by Buyer.  Each of the Transaction Documents to which Buyer is a party constitutes a valid and binding agreement, enforceable against Buyer in accordance with and subject to its terms.

5.4                               Brokers.  There is no broker or finder or other Person who would have any valid claim against Buyer for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer.

5.5                               Financial Statements.  Buyer has previously delivered to Seller a copy of Buyer’s audited financial statements for the fiscal year ending December 31, 2010.  Such financial statements are true and complete in all material respects, fairly present the financial condition and results of operations of the Buyer for such period and have been prepared in accordance with GAAP consistently applied.

5.6                               Buyer Information.  None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Information Statement, as required, will, at the time the Information Statement is first mailed to Seller stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference in the Information Statement based on or relying on information supplied or omitted by Seller for inclusion or incorporation by reference therein.

5.7                               Warranties True and Correct.  No warranty or representation by Buyer contained in this Agreement, the Exhibits attached hereto, the agreements and instruments relating hereto or in any other writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.

ARTICLE VI
PRE-CLOSING COVENANTS

The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

6.1                               General.  Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.  Seller will give any notices to third parties and will use their best efforts to obtain the Required Consents.  Each of the parties will use its commercially reasonable efforts to obtain all waivers, Permits, consents, approvals and releases and to effect all registrations, filings, assignments and notices with or to third parties or governmental or public bodies or authorities which are in the opinion of any party hereto necessary or desirable in connection with the transactions contemplated by this Agreement.

6.2                               Operation of the Product Line Business.  Seller will conduct the Product Line business in the ordinary course and in a manner consistent with past practice.  Seller will keep the Product Line business substantially intact, including the Acquired Assets, its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers and employees.

6.3                               Access.  Seller will permit representatives of Buyer to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to Product Line.

6.4                               Breaches That Become Known; Supplemental Schedules.  Seller shall promptly notify Buyer in writing if it of them becomes aware of any fact, information or condition that causes or constitutes a breach of any representation or any warranty made by it in this Agreement.  No disclosure pursuant to this Section 6.4, however, shall be deemed to amend or supplement any of the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.5                               Bulk Sales Laws.  Seller will fully comply with the requirements and provisions of any “bulk-transfer” laws of any jurisdiction that may be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

6.6                               Exclusivity.  Seller shall immediately cease any discussions and negotiations with, and no longer provide any non-public information to, Persons who have submitted, or have indicated that such Person(s) intend to submit, an acquisition proposal.  Seller shall not, nor shall it authorize or permit the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Seller to, directly or indirectly, (i) solicit, initiate, propose, encourage or take any action to facilitate the submission of any Acquisition Proposal, (ii) initiate or participate in any way in discussions or negotiations regarding, or furnish or disclose to any Person (other than Buyer or its Representatives) any information in connection with, or which would be reasonably expected to result in, any Acquisition Proposal, (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person (other than Buyer or its Representatives) with respect to, or which would be reasonably expected to result in, an Acquisition Proposal.  Notwithstanding the previous sentence, if at any time prior to Closing, (x) Seller has received a bona fide unsolicited written proposal, not resulting from a breach of the previous sentence, that constitutes, or would reasonably be expected to lead to, a Acquisition Proposal, and (y) the Board of Directors of Seller in good faith, after consultation with its outside counsel and its other advisors it deems necessary, determines that the Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then Seller may furnish information to, or enter into discussions or negotiations with, such person that made such a proposal, but only to the extent that, (A) the Board of Directors of Seller, after consultation with its outside counsel, determines in good faith that failure to take such action would be a breach of its fiduciary duties to Seller’s stockholders imposed by Applicable Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Seller provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, (C) prior to furnishing such information to such person, Seller receives from such person an executed confidentiality agreement in substantially similar form as the mutual confidentiality agreement dated March 30, 2011, between Buyer and Seller, and (D) Seller keeps Buyer informed, on a current basis, of the status and details of any such discussions or negotiations.

6.7                               Information Statement.

(a)                                  As promptly as practicable following the date of this Agreement, Seller shall prepare (with the cooperation of Buyer) and file with the SEC the Information Statement. Seller and Buyer shall cooperate with one another in connection with the preparation of the Information Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Information Statement.  Seller shall use its commercially reasonable efforts to have the Information Statement cleared by the SEC as promptly as reasonably practicable after such filing.  Seller will use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Information Statement and to cause the definitive Information Statement to be mailed to the stockholders of record of Seller as of the record date set forth in the Information Statement as promptly as reasonably practicable after the Information Statement is cleared by the SEC.

(b)                                 Seller shall promptly notify Buyer of the receipt of any comments from the SEC or its staff and all other written correspondence and oral communications with the SEC or its staff relating to the Information Statement and any request by the SEC or its staff for any amendment or supplement to the Information Statement or for additional information with respect thereto.

(c)                                  If at any time prior to the required approval of the transactions contemplated by this Agreement by the Seller stockholders any information relating to Seller, Buyer, or any of their respective affiliates, directors or officers, is discovered by Seller or Buyer, which should be set forth in an amendment or supplement to the Information Statement so that the Information Statement would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Seller.

6.8                               Public Announcements.  Seller and Buyer shall develop a joint communications plan relating to the transactions contemplated by this Agreement and each party shall (i) ensure that all press releases and other public statements and communications (including, without limitation, any communications required to be filed with the SEC under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including, without limitation any communication required to be filed with the SEC under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent disclosed in the Information Statement, neither Seller nor Buyer shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.

6.9                               Guarantor Financial Information.  Buyer agrees to deliver to Seller a copy of the audited balance sheet of FCF Partners, LP for the fiscal year ending December 31, 2010.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

7.1                               Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                  the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(b)                                 Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)                                  there shall not be any injunction, judgment, order, decree, ruling or charge having the likely effect of preventing consummation of any of the transactions contemplated by this Agreement;

(d)                                 Buyer shall have received a certificate dated the Closing Date and executed by Seller certifying that the representations and warranties made by Seller in this Agreement are true and correct in required under Section 7.1(a) and that Seller has fulfilled all conditions to the Closing provided for in this Agreement to be fulfilled by it;

(e)                                  Seller shall have executed and delivered a Bill of Sale, Assignment and Assumption Agreement substantially on the terms and conditions and substantially in the form attached as Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”);

(f)                                    Seller and Buyer shall have executed and delivered a setoff agreement for the setoff of amounts payable to Seller due to Seller’s failure to materially continue manufacturing operations (the “Setoff Agreement”) substantially on the terms and conditions and substantially in the form attached hereto as Exhibit C;

(g)                                 Seller and Buyer shall have executed and delivered an agreement for the manufacturing of products by Seller (the “Manufacturing Agreement”) substantially on the terms and conditions and substantially in the form attached hereto as Exhibit D;

(h)                                 Seller and Buyer shall have executed and delivered an agreement for the warehousing of products and shared/transaction services (the “Warehousing Agreement”) substantially on the terms and conditions and substantially in the form attached hereto as Exhibit E;

(i)                                     Buyer shall have received consents, in a form reasonably satisfactory to Buyer, from those parties to the Assumed Contracts which by their terms prohibit assignment by Seller or require the written consent of the third party thereto, consenting to the assignment to Buyer of such Assumed Contract under the same terms and conditions as are applicable to Seller (the “Required Consents”);

(j)                                     Buyer shall have received the opinion of Henson & Efron, P.A., legal counsel of Seller, in a form reasonably satisfactory to Buyer, that the transactions described herein are not subject to any shareholder meeting requirements under Applicable Laws and any other matters reasonably requested by Buyer;

(k)                                  Buyer shall have received its lender’s consent to the acquisition of the Acquired Assets and received confirmation from its lender that the Acquired Assets will be eligible as eligible borrowing base assets under Buyer’s loan agreement with such lender;

(l)                                     Buyer and its legal, accounting and financial representatives shall have the opportunity to examine the properties, books and records of Seller relating to the Product Line and the Acquired Assets and shall be satisfied in their reasonable discretion as to the results of the examination, and Buyer shall further be satisfied in its reasonable discretion that the representations and warranties made by Seller regarding the performance, condition, and prospects of the Product Line business are true and accurate and have been materially substantiated;

(m)                               Seller shall have obtained requisite approval by Seller’s stockholders of the transactions contemplated by this Agreement; and

(n)                                 twenty (20) days shall have passed since the mailing of the Information Statement and Seller shall not have received any comments from the SEC.

7.2                               Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                  the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties which speak as of a specified date;

(b)                                 Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)                                  there shall not be any injunction, judgment, order, decree, ruling or charge having the likely effect of preventing consummation of any of the transactions contemplated by this Agreement;

(d)                                 Seller shall have received a certificate dated the Closing Date and executed by Buyer, certifying that the representations and warranties made by Buyer in this Agreement are true and correct in all material respects at and as of the Closing Date (except for such representations and warranties which speak as of a specified date) and that it has fulfilled all conditions to the Closing provided for in this Agreement to be fulfilled by it;

(e)                                  Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement;

(f)                                    Buyer shall have executed and delivered the Setoff Agreement;

(g)                                 Buyer shall have executed and delivered the Manufacturing Agreement;

(h)                                 Buyer shall have executed and delivered the Warehousing Agreement;

(i)                                     Buyer shall have executed and delivered the guaranty of FCF Partners, LP (the “FCF Guaranty”) in substantially the form attached hereto as Exhibit F;

(j)                                     Seller shall have obtained requisite approval by Seller’s stockholders of the transactions contemplated by this Agreement; and

(k)                                  Seller shall be satisfied in its reasonable discretion with its review of the audited balance sheet of FCF Partners, LP for the fiscal year ended December 31, 2010 with respect to the obligations under the FCF Guaranty; and

(l)                                     twenty (20) days shall have passed since the mailing of the Information Statement and Seller shall not have received any comments from the SEC.

ARTICLE VIII
POST-CLOSING COVENANTS

8.1                               Employees of Seller.  Buyer shall have no obligation to offer employment to any employee of Seller.  Seller shall be obligated to pay all compensation due, all accrued but unpaid sick leave, vacation and paid time off and all applicable severance payments as required by Applicable Laws.  Seller shall provide all notices and election forms required by and in accordance with ERISA, COBRA and any other Applicable Law after the Closing Date.  Buyer shall not be liable to any employee of the Seller for (i) any severance obligations, benefit obligations or any other similar obligations or Liabilities owed by Seller to any employee in connection with the termination of any person’s employment with Seller, (ii) the provision of health plan continuation coverage in accordance with the requirements of COBRA, if applicable and required by Applicable Law, or (iii) any payments to employees required under the WARN Act, if applicable and required by Applicable Law.  Seller agrees to provide any required notice under the WARN Act, if applicable and required by Applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ (as defined in the WARN Act) or similar event affecting employees as a result of the transactions contemplated hereby.  In the event Buyer hires any former employee of Seller immediately subsequent to Closing, such employees shall become eligible for Buyer’s employee benefit plans in accordance with their terms.

8.2                               Third Party Consents.  The Parties shall cooperate in good faith and make reasonable efforts to assist the other(s) to obtain all consents and authorizations necessary or desirable in connection with the Transactions that were not obtained prior to the Closing, including consents and authorizations arising from, in connection with or incident to all contracts, mortgages, Permits, leases, or regulations to which Seller is a party or is bound.

8.3                               Mutual Cooperation after Closing; Receipt of Other Party’s Accounts Receivable.  At any time and from time to time after the Closing Date, any party hereto shall, upon the request of another party hereto, execute, acknowledge and deliver any agreements or other documents and will take any actions as may be reasonably requested by the requesting party in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including relating to the assignment of the Acquired Assets, the assumption of the Assumed Liabilities, in connection with the preparation, review or audit of any tax returns or accounting records, in connection with litigation (provided there is no conflict of interest).  Such cooperation will include access to documents and personnel.  The party requesting assistance hereunder shall reimburse the others for reasonable out-of-pocket expenses incurred in providing such assistance.  Each party agrees to promptly deliver any payments made by customers on accounts receivable received by one party but which is owed to the other party.  At Closing, Seller will provide to Buyer a copy of Seller’s accounts receivable.

8.4                               Non-Competition; Non-Solicitation; Confidentiality.

(a)                                  Non-Competition.  Seller, on behalf of itself and its Affiliates, covenants and agrees that for a period ending five (5) years after the Closing Date, none of them shall anywhere in the United States or another country where Buyer is then conducting business, directly or indirectly, as owner, partner, joint venturer, stockholder, broker, agent, principal, trustee, licensor, or in any other capacity whatsoever (as applicable) (i) engage in, become financially interested in, be employed by, render any consultation or business advice to, or have any connection with, any person, firm, corporation, business or other enterprise engaged in a similar business to, or which is otherwise competitive with, the Product Line business, or (ii) knowingly interfere with, disrupt or attempt to disrupt any then existing relationship, contractual or otherwise, of the Product Line business with any of its customers, suppliers, employees, agents or other persons with whom it deals.  Notwithstanding the foregoing, nothing herein shall preclude Seller from continuing to operate its contract manufacturing business through its Imdyne division in substantially the same manner as it has been conducting such business prior to the Closing Date.

(b)                                 Non-Solicitation.  Seller covenants and agrees that for a period ending two (2) years after the Closing Date it will not, without Buyer’s prior written consent (i) solicit for employment as an employee or consultant any employee of Buyer or (ii) offer to or discuss with any employee of Buyer employment as an employee or consultant.

(c)                                  Confidentiality.  Seller covenants and agrees that it will not, at any time following the Closing Date, disclose, directly or indirectly, or make available to any Person, or in any manner use for its own benefit, any confidential information or trade secrets relating to the Product Line business or Buyer (collectively, the “Group”), including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), pro forma financial information, market analysis, acquisition terms and conditions, personnel information, product information, sources of leads and methods of obtaining new business, know-how, customer lists and relationships, supplier lists, manufacturing and distribution methods or any other methods of doing and operating the business of the Group, or other non-public proprietary and confidential information relating to the Group, except to the extent that such information (i) is obtained from a third party whom Seller does not have any reason to believe is bound by a duty of confidentiality, (ii) relates to information that is or becomes generally known to the public other than as a result of a breach thereof, or (iii) is required to be disclosed by law (including without limitation any federal regulations) or judicial administrative process (in which case prior to such disclosure the disclosing party shall promptly provide prior written notice of such required disclosure to Buyer in order to afford Buyer the opportunity to seek an appropriate protective order preventing such disclosure).

(d)                                 Injunctive Relief.  Seller acknowledges and agrees that a breach by it or its Affiliates of any of the provisions of this Section 8.4 will cause irreparable harm and damage to Buyer and that, in the event of such breach, Buyer shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations of Seller hereunder without the necessity of proving such irreparable harm or damage or the inadequacy of remedies at law and without the necessity of posting any bond.

(e)                                  Severability.  Seller acknowledges and agrees that each provision of this Section 8.4 shall be treated as a separate and independent clause, and the unenforceability by any one clause shall in no way impair the enforceability of any of the other clauses herein.  Furthermore, if one or more of the provisions contained in this Section 8.4 shall for any reason be held to be excessively broad as to geographical scope, duration, activity or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate body by limiting and reducing it or them, as the case may be, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(f)                                    Administration and Handling of Warranty Claims.  Buyer shall administer and perform the product repairs or replacements under all warranty claims of the Product Line business occurring or arising out of products sold by Seller prior to the Closing Date.

(g)                                 Sales Tax.  Seller shall pay all sales Tax, if any, payable with respect to the transfer of the Acquired Assets.  Seller shall prepare, subject to review and approval of Buyer, any Tax returns or other documents with respect to such sales Taxes and shall file such returns in a timely manner following the Closing Date.

(h)                                 Corporate Name Change.  Within five (5) days of the Closing Date, Seller shall change its corporate name to a name not confusingly similar to “Cycle Country.”

8.5                               Operation of the Product Line Business.  After the Closing and through May 31, 2014 (the “Contingency Period”), Buyer shall act in good faith in operating the Product Line business in a manner consistent with Buyer’s historic business practices and shall not take any action intentionally designed to reduce the Contingency Payments; provided, however, that intentional acts taken with respect to the Product Line business that otherwise have reasonable justification but indirectly have the affect of reducing the Contingency Payments shall not be deemed to violate this Section 8.5.  Buyer shall continue to offer the products and services of the Product Line as offered by Seller as of the Closing Date, with such subsequent generation products, replacements, modifications, additions and deletions as are appropriate in light of changing market and economic conditions.  Buyer shall not take efforts to divert clients or revenues from the Product Line business.

8.6                               Reports.

(a)                                  Determination; Reports.  Within fifteen (15) days after the end of each calendar month, Buyer will provide Seller a calculation of the Net Sales of the Eligible Products for the preceding calendar month and Contingency Period to date and the amount of the Contingency Payment, if any, payable to the Seller for such Period calculated in accordance with

Section 3.6 (each a “Contingency Payment Statement,” collectively the “Contingency Payment Statements”).

(b)                                 Inspection.  Seller and its agents and representatives shall have the right, at Seller’s expense, upon reasonable advance notice during normal business hours and no more frequently than once per quarter, to inspect and audit the books and records and financial statements of Buyer related to the Product Line; provided that such inspections and audits do not unreasonably disrupt the normal operations of Buyer.  Seller agrees to execute such confidentiality agreement as Buyer may require in connection with any inspection or audit.  Buyer shall use reasonable efforts to make personnel available to explain or provide further information regarding the underlying data and information used in the calculation of Net Sales and the Contingency Payment for the applicable Period.

(c)                                  Dispute Resolution.  Seller shall give written notice of any objection to a Contingency Payment Statement within thirty (30) days after Seller’s receipt of the Contingency Payment Statement.  The notice shall specify the nature of the objection to the Contingency Payment Statement.  If the Seller does not so object within thirty (30) days following delivery of the Contingency Payment Statement, it shall be conclusive and binding upon the parties.  If Seller does object, any dispute which is not resolved within fifteen (15) days after receipt by Buyer of written notice by Seller shall be submitted to the Referral Firm.  Buyer and Seller shall present in writing to the Referral Firm a complete list of the items disputed, the basis upon which such party is taking its position and all other information reasonably requested by the Referral Firm to reach its determination.  The Referral Firm shall be directed to cause an audit partner to reach a decision as soon as possible.  Each of Buyer and Seller shall use all commercially reasonable efforts, including supplying requested information, to assist the Referral Firm in reaching its decision as soon as possible.  The decision of the Referral Firm shall be final and binding on all parties to this Agreement, and shall be unreviewable by any court.  In resolving any disputed item, the Referral Firm shall calculate Net Sales in the manner described in Section 3.6 and the Referral Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees, costs, and expenses of the Referral Firm (A) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Referral Firm) bears to the aggregate dollar amount of such items so submitted and (B) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the Referral Firm) bears to the aggregate dollar amount of such items so submitted.

8.7                               License.  For a period of eighteen (18) months following the Closing Date, Buyer hereby grants to Seller a non-exclusive, non-transferable, royalty-free license to use the domain name “www.atvgear.com” solely for the purpose of selling the Liquidation Inventory.  In addition, during the term of the transition services under the Warehousing Agreement, Buyer hereby grants to Seller a non-exclusive, non-transferable, royalty-free license to use the Domain Names, trade names and telephone numbers included in the Acquired Assets solely for the purpose of performing the transition services under the Warehousing Agreement.

ARTICLE IX
SURVIVAL, INDEMNIFICATION AND DISPUTE RESOLUTION

9.1                               Survival of Representations and Warranties; Agreements.  All representations and warranties contained herein shall survive the closing of the transactions consummated pursuant to this Agreement for a period of eighteen (18) months after the Closing Date; provided, however, that (i) the warranties and representations of Seller set forth in Sections 4.1 - 4.3, Section 4.6, and Section 4.16, above, shall survive the Closing indefinitely, (ii) the warranties and representations of Buyer set forth in Article V, above, shall survive the Closing indefinitely, (iii) the warranties and representations of Seller set forth in Sections 4.5 and 4.14, above, shall survive the Closing until the expiration of the relevant statute of limitations.  All covenants and obligations in this Agreement and the other Transaction Documents will survive indefinitely except to the extent specifically limited by their terms.  No indemnification claim made under Section 9.2, written notice of which is presented prior to an applicable expiration date set forth in the preceding sentence, shall be affected in any way by the expiration of any warranty or representation pursuant to this Section 9.1.

9.2                               Indemnification.

(a)                                  Seller, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer and its officers, directors, stockholders, employees, agents, representatives and affiliates, and their respective successors and assigns (the “Buyer Indemnitees”), from and against any claim, suit, action, liability, loss, damage, deficiency, fee, cost or expense of any nature whatsoever, including, without limitation, interest, penalties and reasonable attorneys’ fees and litigation costs (individually, “Loss”; collectively, “Losses”) arising out of, based upon or resulting from:

(i)                                     the breach of the representations and warranties in Article IV;

(ii)                                  the assertion by any third party against a Buyer Indemnitee of any Retained Liabilities or any claim or demand for payment thereof; or

(iii)                               any failure by Seller to perform or fulfill any covenants or agreements set forth in this Agreement.

(b)                                 Buyer shall indemnify, defend and hold harmless Seller and its respective officers, directors, stockholders, employees, agents, representatives and affiliates, and its respective successors and assigns (the “Seller Indemnitees”), from and against any Losses arising out of, related to, or resulting from:

(i)                                     the breach of the representations and warranties of Buyer;

(ii)                                  the failure of Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement; or

(iii)                               the assertion by any third party against a Seller Indemnitee of any of the Assumed Liabilities or any claim or demand for payment thereof.

(c)                                  If a party hereto (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 9.2(a) or 9.2(b), the Indemnitee shall promptly give the Indemnifying Party notice thereof.  The failure of the Indemnitee to give timely notice as provided herein shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the Indemnifying Party.  The Indemnifying Party may compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee.  In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability.  Both the Indemnitee and the Indemnifying Party may participate in the defense of such asserted liability (each at their own expense) and neither may settle or compromise any claim over the reasonable objection of the other.  If the Indemnifying Party chooses to defend any claim, the Indemnitee shall provide reasonable assistance and cooperation to the Indemnifying Party in the defense thereof by making personnel available and providing continuing access to the books, records or other documents within its control, and shall provide such other documents, as are necessary or appropriate for such defense, for which assistance the Indemnifying Party will pay to the Indemnitee all reasonable out-of-pocket expenses.

(d)                                 Failure by the Indemnifying Party to notify the Indemnitee of its election to assume the defense of any such claim within thirty (30) calendar days after its receipt of notice thereof shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such claim.  In such event, the Indemnitee may defend against such claim in any manner it deems appropriate.  The Indemnitee may settle such claim or consent to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith.  The Indemnifying Party shall promptly reimburse Indemnitee (i) for the amount of all costs and expenses, legal or otherwise, reasonably incurred by the Indemnitee in connection with the defense against or settlement of such claims, and (ii) if no settlement of such claim is made, for the amount of any final judgment with respect to such claim, to the extent that such amount has been actually paid.

(e)                                  Seller shall not be liable under Section 9.2(a)(i) above until the aggregate amount of losses, liabilities, claims, damages, costs and expenses incurred by Buyer exceeds $50,000 (the “Deductible”), and then only for the excess over the Deductible; provided, however, that the Deductible shall not apply to representations and warranties referenced in clauses (i) and (iii) of Section 9.1 or intentional misrepresentations or fraud.  Notwithstanding anything herein to the contrary, the aggregate amount of losses, liabilities, claims, damages, costs and expenses that Seller shall be liable for under Section 9.2(a)(i) above shall not exceed $2,500,000 (the “Cap”); provided, however, that the Deductible shall not apply to representations and warranties referenced in clauses (i) and (iii) of Section 9.1 or intentional misrepresentations or fraud.

(f)                                    Neither Seller nor Buyer shall be deemed to have breached any representation, warranty, or covenant if (i) the other party hereto has, prior to the Closing, actual knowledge of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of or inaccuracy in, such representation, warranty or covenant, and (ii)

such other party has permitted the Closing to occur and, for purposes of this Agreement, are thereby deemed to have waived such breach or inaccuracy.

9.3                               Source of Recovery.

(a)                                  When a claim asserted against Seller under Section 9.2(a) has been Finally Resolved:

(i)                                     any payment then due and payable to Seller under Section 3.2 or Section 3.6 hereof shall be reduced by the amount of any reduction to the Purchase Price to which Buyer is entitled; and

(ii)                                  to the extent that payment then due and payable to Seller under Section 3.2 or Section 3.6 hereof is insufficient, the deficiency shall be paid by Seller within ten (10) days after Buyer has given notice making demand for such payment.  Any amounts not paid within such period shall accrue interest until paid, at the lesser of twelve percent (12%) per annum or the highest legal rate permitted under the laws of the State of Minnesota.

(b)                                 When a claim asserted against Buyer under Section 9.2(b) has been Finally Resolved, the deficiency shall be paid by Buyer within ten (10) days after Seller has given notice making demand for such payment.  Any amounts not paid within such period shall accrue interest until paid, at the lesser of twelve percent (12%) per annum or the highest legal rate permitted under the laws of the State of Minnesota.

Any claim against Seller that results in a Loss shall be deemed to be a reduction of the Purchase Price.

9.4                               Dispute Resolution; Mediation; Arbitration.

(a)                                  Except as provided in Section 3.3, any dispute arising out of or relating to this Agreement or the transactions contemplated hereby, including without limitation any questions regarding the existence, validity, interpretation or termination hereof shall be resolved in accordance with the procedures specified in this Section 9.4, which shall be the sole and exclusive procedures for the resolution of any such disputes.

(b)                                 Any dispute arising out of or relating to this Agreement or the transactions contemplated hereby shall first be submitted to mediation by a mutually acceptable mediator in a non-binding mediation after written notice by a party of such dispute.  The fee of such mediator shall be paid one-half by Seller and one-half by Buyer.

(c)                                  If any part of a dispute is not resolved by mediation within sixty (60) days from the notice of such dispute provided under Section 9.4(b), either party may commence a lawsuit in the state or federal courts sitting in Hennepin County, Minnesota.  The parties agree that exclusive jurisdiction shall be in the state and federal courts sitting in Hennepin County, Minnesota, and any objections to jurisdiction or venue are hereby waived.

ARTICLE X
TERMINATION

10.1                        Termination by Mutual Consent or Outside Date.  This Agreement may be terminated (i) at any time prior to the Closing Date by the mutual written consent of Buyer and Seller, or (ii) by Buyer or Seller in the event the Closing has not occurred on or before the sixtieth (60th) day after execution of this Agreement (the “Outside Date”), provided that the right to terminate pursuant to this clause (ii) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Transaction to occur on or before the Outside Date.

10.2                        Termination by Buyer.  Buyer may terminate this Agreement by written notice to Seller at any time prior to the Closing Date, or earlier as specified below, if:

(a)                                  within thirty (30) days of the date of this Agreement the conditions to performance specified in Section 7.1(l) are not satisfied; and Buyer will be deemed to have waived such condition if Buyer fails to terminate this Agreement as a result of such condition not being satisfied prior to expiration of such thirty (30) day period;

(b)                                 any other condition to the performance of Buyer set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of Buyer;

(c)                                  a default under or a breach of this Agreement or a misrepresentation or a breach of any warranty or covenant of Seller set forth in this Agreement or in any instrument delivered by Seller pursuant hereto shall have occurred, which default, misrepresentation or breach would or would be reasonably expected to cause any of the conditions set forth in Section 7.1 to not be satisfied, unless the same is curable and is cured by Seller within twenty (20) days of written notice thereof from Buyer; or

(d)                                 if any party to a Voting Agreement (other than Buyer) breaches the terms and conditions of a Voting Agreement.

10.3                        Termination by Seller.  Seller may terminate this Agreement by written notice to Buyer at any time prior to the Closing Date if:

(a)                                  Seller notifies Buyer in writing on or prior to the Closing Date that Seller’s Board of Directors and/or stockholders have approved and/or recommended a Superior Proposal, and in conjunction therewith Seller pays to Buyer in immediately available funds to a bank account designated in writing by Buyer a break-up fee of $225,000 which shall be the sole remedy of Buyer in connection with any such termination;

(b)                                 a condition to the performance of Seller set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of Seller;

(c)                                  a default under or a breach of this Agreement or a misrepresentation or a breach of any warranty or covenant of Buyer set forth in this Agreement or in any instrument delivered by Buyer pursuant hereto shall have occurred, which default, misrepresentation or breach would or would be reasonably expected to cause any of the conditions set forth in Section 7.2 to not be satisfied, unless the same is curable and is cured by Buyer within twenty (20) days of written notice thereof from Seller; or

(d)                                 any right of Seller to terminate this Agreement shall be effective notwithstanding the fact that Seller’s stockholders have approved the transactions contemplated hereby pursuant to the Voting Agreement.

10.4                        Effect of Termination.  Except as provided in Section 10.3(a), in the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this Article X, this Agreement shall become void and have no effect, and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers or stockholders, except for any liability of any party for default or breach of this Agreement; provided, however, that no party shall be liable for, and no party may recover, consequential damages (including lost profits), exemplary or punitive damages as a result of the termination for breach of this Agreement.  Upon termination of this Agreement, Buyer shall promptly return to Seller all confidential information received in connection with the transactions contemplated hereby.  Seller shall further be entitled to any remedies available under that certain Mutual Confidentiality Agreement between Buyer and Seller dated March 30, 2011, the terms of which shall be deemed reinstated and continue in full force and effect in the event this Agreement is terminated.

ARTICLE XI
MISCELLANEOUS

11.1                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.  Seller may not assign this Agreement or any part hereof.  No assignment shall release the any party from any obligation or liability under this Agreement.

11.2                        Entire Agreement; Amendments; Attachments.

(a)                                  This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto, including the Transaction Documents, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.  The parties may amend or modify this Agreement only by a written instrument executed by Buyer and Seller.

(b)                                 The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

11.3                        Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, or shall be incapable of performance in any material respect, for any reason other than breach by a party of its obligations hereunder, then to the maximum extent permitted by law, the validity or enforceability of the remaining provisions of this Agreement or any other instrument referred to herein shall not be affected thereby.  In such event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance, a provision which corresponds to the spirit and purpose of such invalid or unperformable provision as permitted under applicable laws and regulations, so as to provide to the parties to the fullest extent possible the economic purpose and effect of this Agreement.

11.4                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

11.5                        Section Headings.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

11.6                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

11.7                        Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

11.8                        Cumulative Remedies.  All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.9                        Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  References herein to directors or officers of foreign entities shall be construed to refer to the appropriate analogous governing body or individual exercising an analogous function. The word “including” means including without limitation.

11.10                 Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby which identifies the parties hereto; shall be made without advanced approval thereof by Seller and Buyer; provided, however, that Buyer and its Affiliates may make any public disclosure it believes in good faith is required by Applicable Law.

11.11                 Notices.  Any notice, request, demand, consent and other communication required or permitted hereunder shall be in writing signed by a duly authorized representative of the party giving notice and given to the other parties by delivery in person; by recognized national overnight courier service; or by facsimile transmission at the following addresses (or to such other person or at such other address as any may subsequently furnish by notice in accordance with this Section):

If to Seller:

Cycle Country Accessories Corp.

5929 Baker Road, Suite 400

Minnetonka, MN 55345

Attention:  Robert Davis, Chief Executive Officer

With a copy to:

Henson & Efron, P.A.

220 South Sixth Street, Suite 1800

Minneapolis, MN  55402-4502

Attention:  Clark D. Opdahl, Esq.

If to Buyer:

Kolpin Outdoors, Inc,

205 N. Depot Street

Fox Lake, WI 53933

Attention: Tom Lutes, President & CEO

With a copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI  53202

Attention:  John A. Dickens, Esq.

Any such notice and other communication addressed as provided herein will be deemed duly and validly given upon delivery if in person; upon delivery by a recognized national overnight courier service; and upon receipt of a confirmation slip evidencing satisfactory transmission if by facsimile transmission.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of and on the date first above written.

SELLER:

CYCLE COUNTRY ACCESSORIES CORP., a Nevada corporation

By:
Its:

CYCLE COUNTRY ACCESSORIES CORPORATION, an Iowa corporation

By:
Its:

KOLPIN OUTDOORS, INC., a Wisconsin corporation

By:
Its:

Signature Page to Asset Purchase Agreement

EXHIBIT AND SCHEDULE LIST*

Exhibits:

Exhibit A:	Voting Agreement

Exhibit B	Bill of Sale, Assignment and Assumption Agreement

Exhibit C:	Setoff Agreement

Exhibit D:	Manufacturing Agreement

Exhibit E:	Warehousing Agreement

Exhibit F:	FCF Guaranty

Schedules:

Schedule 2.1(a):	Tangible Personal Property of “Cycle Country”

Schedule 2.1(d):	Assumed Contracts

Schedule 2.2(e):	Assets Not Related to the Business

Schedule 2.2(f):	Liquidation Inventory

Schedule 2.1(j):	Prepaid Expenses

Schedule 3.3:	Inventory Value as of June 21, 2011

Schedule 3.6:	Exclusions to Eligible Products

Schedule 3.7:	Allocation of Purchase Price

Schedule 4.3:	Absence of Conflicts

Schedule 4.4:	Financial Statements

Schedule 4.5:	Exceptions to Tax Returns; Tax Deficiencies

Schedule 4.6:	Exceptions to Title to Property

Schedule 4.7:	Exceptions to Acquired Assets

Schedule 4.8:	Inventory

Schedule 4.9:	Contracts

Schedule 4.10:	Intellectual Property

Schedule 4.11:	Litigation

Schedule 4.13:	Collective Bargaining Agreements and Contracts

Schedule 4.14:	Compliance with Laws

*Schedule 4.15:	Top 10 Customers

Schedule 4.16:	Brokers

* All Exhibits and Schedules have been omitted.